UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 6 )*

Gadzooks, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

362553109 (CUSIP Number)

January 31, 2004

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒ Rule 13d-1(b)

☐ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Page 1 of 11 pages

CUSIP No.362553109	13G	Page 2 of 11 Pages

1.	Name of Reporting Person S.S. or I.R.S. Identification No. of above person Columbia Wanger Asset Management, L.P. 36-3820584

2.	Check the Appropriate Box if a Member of a Group* Not Applicable (a) ☐ (b) ☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power None 6. Shared Voting Power None 7. Sole Dispositive Power None 8. Shared Dispositive Power None

9.	Aggregate Amount Beneficially Owned by Each Reporting Person None

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* Not Applicable	☐

11.	Percent of Class Represented by Amount in Row 9 None

12.	Type of Reporting Person* IA

CUSIP No.362553109	13G	Page 3 of 11 Pages

1.	Name of Reporting Person S.S. or I.R.S. Identification No. of above person WAM Acquisition GP, Inc.

2.	Check the Appropriate Box if a Member of a Group* Not Applicable (a) ☐ (b) ☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power None 6. Shared Voting Power None 7. Sole Dispositive Power None 8. Shared Dispositive Power None

9.	Aggregate Amount Beneficially Owned by Each Reporting Person None

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* Not Applicable	☐

11.	Percent of Class Represented by Amount in Row 9 None

12.	Type of Reporting Person* CO

CUSIP No.362553109	13G	Page 4 of 11 Pages

1.	Name of Reporting Person S.S. or I.R.S. Identification No. of above person Columbia Acorn Trust

2.	Check the Appropriate Box if a Member of a Group* Not Applicable (a) ☐ (b) ☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Massachusetts

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power None 6. Shared Voting Power None 7. Sole Dispositive Power None 8. Shared Dispositive Power None

9.	Aggregate Amount Beneficially Owned by Each Reporting Person None

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* Not Applicable	☐

11.	Percent of Class Represented by Amount in Row 9 None

12.	Type of Reporting Person* IV

CUSIP No.362553109	13G	Page 5 of 11 Pages

1.	Name of Reporting Person S.S. or I.R.S. Identification No. of above person Wanger Advisors Trust

2.	Check the Appropriate Box if a Member of a Group* Not Applicable (a) ☐ (b) ☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Massachusetts

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power None 6. Shared Voting Power None 7. Sole Dispositive Power None 8. Shared Dispositive Power None

9.	Aggregate Amount Beneficially Owned by Each Reporting Person None

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* Not Applicable	☐

11.	Percent of Class Represented by Amount in Row 9 None

12.	Type of Reporting Person* IV

Item 1.	(a)	Name of Issuer:

Gadzooks, Inc.

Item 1.	(b)	Address of Issuer’s Principal Executive Offices

4121 International Parkway Carrollton, TX 75007

Item 2.	(a)	Name of Person Filing:

Columbia Wanger Asset Management, L.P. (“WAM”) WAM Acquisition GP, Inc., the general partner of WAM (“WAM GP”) Columbia Acorn Trust (“Acorn”) Wanger Advisors Trust (“WAT”)

Item 2.	(b)	Address of Principal Business Office or, if none, Residence:

WAM, WAM GP, Acorn and WAT are all located at:

227 West Monroe Street, Suite 3000 Chicago, Illinois 60606

Item 2.	(c)	Citizenship:

WAM is a Delaware limited partnership; WAM GP is a Delaware corporation; Acorn is a Massachusetts business trust; and WAT is a Massachusetts business trust.

Item 2.	(d)	Title of Class of Securities:

Common Stock

Item 2.	(e)	CUSIP Number:

362553109

Item 3.	Type of Person:

	(d)	Acorn is an Investment Company under section 8 of the Investment Company Act.

	(d)	WAT is an Investment Company under section 8 of the Investment Company Act.

	(e)	WAM is an Investment Adviser registered under section 203 of the Investment Advisers Act of 1940; WAM GP is the General Partner of the Investment Adviser.

Page 6 of 11 pages

Item 4.	Ownership (at January 31, 2004):

(a) Amount owned “beneficially” within the meaning of rule 13d-3:

None

(b) Percent of class:

0%

(c) Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote: none

(ii) Shared power to vote or to direct the vote: none

(iii) Sole power to dispose or to direct the disposition of: none

(iv) Shared power to dispose or to direct disposition of: none

Item 5.	Ownership of Five Percent or Less of a Class:

It this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.	Ownership of More than Five Percent on Behalf of Another Person:

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

Not Applicable

Item 8.	Identification and Classification of Members of the Group:

Not Applicable

Item 9.	Notice of Dissolution of Group:

Not Applicable

Page 7 of 11 pages

Item 10.	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Page 8 of 11 pages

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 27, 2004

The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.

WAM Acquisition GP, Inc.
for itself and as general partner of COLUMBIA WANGER ASSET MANAGEMENT, L.P.

By:	/s/ Bruce H. Lauer

Bruce H. Lauer
Senior Vice President and Secretary

The undersigned trust, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.

COLUMBIA ACORN TRUST

By:	/s/ Bruce H. Lauer

Bruce H. Lauer
Vice President, Treasurer and Secretary

The undersigned trust, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.

WANGER ADVISORS TRUST

By:	/s/ Bruce H. Lauer

Bruce H. Lauer
Vice President, Treasurer and Secretary

Page 9 of 11 pages

Exhibit Index

Exhibit 1	Joint Filing Agreement dated as of February 27, 2004 by and among Columbia Wanger Asset Management, L.P., WAM Acquisition GP, Inc., Columbia Acorn Trust and Wanger Advisors Trust.

Page 10 of 11 pages

EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached.

Dated: February 27, 2004

WAM Acquisition GP, Inc.
for itself and as general partner of COLUMBIA WANGER ASSET MANAGEMENT, L.P.

By:	/s/ Bruce H. Lauer

Bruce H. Lauer
Senior Vice President and Secretary

COLUMBIA ACORN TRUST

By:	/s/ Bruce H. Lauer

Bruce H. Lauer
Vice President, Treasurer and Secretary

WANGER ADVISORS TRUST

By:	/s/ Bruce H. Lauer

Bruce H. Lauer
Vice President, Treasurer and Secretary

Page 11 of 11 pages